August 19, 2003

InterContinental Hotels Group PLC,

20 North Audley Street,

London W1K 6WN,

England.

Six Continents PLC

20 North Audley Street,

London W1K 6WN,

England.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of debt securities (the “Securities”) of InterContinental Hotels Group PLC, a public limited company organized under the laws of England and Wales the “Issuer”, with an aggregate principal amount of $750,000,000 (or the equivalent thereof in other currencies, currency units or composite currencies), which may at the time of issuance be unconditionally guaranteed as to payment of principal, premium, if any, and interest by Six Continents PLC, a public limited company organized under the laws of England the “Guarantor” pursuant to one or more guarantees (the “Guarantees” we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities (the “Indenture”) among the Issuer, the Guarantor and JPMorgan Chase Bank, as Trustee, has been duly authorized, executed and delivered, the terms of the Securities and the Guarantees, if any, and of the issuance and sale of the Securities and the Guarantees, if any, have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Issuer or, in the case of Securities subject to a Guarantee, the Guarantor and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Issuer or, in the case of Securities subject to a Guarantee, the Guarantor, and the Securities and the Guarantees, if any have been duly executed and, in the case of the Securities

InterContinental Hotels Group PLC

Six Continents PLC

authenticated, in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities and the Guarantees, if any, will constitute valid and legally binding obligations of the Issuer and, in the case of Securities subject to a Guarantee, the Guarantor, respectively, subject to bankruptcy insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit or any related Guarantee in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend on various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, under Section 27 of the New York Judiciary law, a state court in the State of New York rendering a judgment on such Security or any related Guarantee would be required to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of the entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For the purposes of our opinion, we have assumed that each of the Issuer and the Guarantor has been duly organized and is an existing company under the laws of England and Wales. With respect to all matters of English law, we note that you are being provided with the opinion, dated the date hereof, of Linklaters, English counsel to the Issuer and the Guarantor.

Also, we have relied as to certain matters on information obtained from public officials, officers of the Issuer and Guarantor and other sources believed by us to be responsible.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Debt Securities and Guarantees” in the Prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours

/s/    SULLIVAN & CROMWELL LLP